Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-1 (including any amendments, supplements or exhibits thereto, any prospectus that is a part thereof, and any financial statements) of Memorial Resource Development Corp. (the “Registration Statement”) of (a) our report, dated April 3, 2014, with respect to estimates of proved reserves and future net revenues to the Memorial Resource Development LLC interest, as of December 31, 2013; (b) our audit letter, dated April 24, 2014, with respect to estimates of probable and possible reserves and future net revenues to the Memorial Resource Development LLC interest, as of December 31, 2013; and (c) our report, dated January 30, 2014, with respect to estimates of reserves and future net revenues to the combined interest of Memorial Production Partners LP and its subsidiaries, as of December 31, 2013; and (2) all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 2, 2014